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Exhibit (a)(5)(a)

Press Contacts

Dave Farmer
EMC Corporation
508-293-7206
farmer_dave@emc.com

Chris Romoser
Iomega
858-314-7148
romoser@iomega.com

EMC Commences its Tender Offer for all Outstanding Shares of Iomega

Early Termination of HSR Waiting Period Received

        HOPKINTON, Mass. and SAN DIEGO, Calif.—April 25, 2008—EMC Corporation (NYSE: EMC), the world leader in information infrastructure solutions, and Iomega Corporation (NYSE: IOM), a global leader in data storage and protection for consumers and small businesses, today announced that EMC commenced a cash tender offer for all outstanding shares ("Shares") of the common stock of Iomega at a price of US$3.85 per share, net to the seller in cash. The cash tender is being made pursuant to the Offer to Purchase, dated April 24, 2008 and in connection with the Agreement and Plan of Merger, dated as of April 8, 2008, among EMC, Emerge Merger Corporation (a wholly owned subsidiary of EMC formed for the purpose of making the Offer) and Iomega, which EMC and Iomega publicly announced on April 8, 2008.

        The tender offer will expire at 12:00 midnight, Eastern Daylight Time, on Wednesday May 21, 2008, unless extended.

        There is no financing condition to the tender offer, but the tender offer is subject to certain other conditions set forth in the Offer to Purchase, including, obtaining regulatory approvals from antitrust authorities in the U.S. and the European Commission. On April 22, 2008, the Federal Trade Commission granted us early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the tender offer and merger.

Additional Information and Where to Find It

        This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell any of the Shares. The solicitation and the offer to buy shares of Iomega common stock is being made pursuant to the Offer to Purchase and related materials that EMC and its wholly owned subsidiary filed with the U.S. Securities and Exchange Commission on April 24, 2008. EMC and its wholly owned subsidiary filed a Tender Offer Statement on Schedule TO containing an Offer to Purchase, forms of letters of transmittal and other documents relating to the tender offer, and Iomega filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. EMC, its wholly owned subsidiary and Iomega have commenced mailing these documents to the stockholders of Iomega. These documents contain important information about the tender offer and stockholders of Iomega are urged to read them carefully. Investors and stockholders of Iomega are able to obtain a free copy of these and other documents filed by Iomega or EMC with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may be obtained for free by directing such requests to EMC Corporation at 176 South Street, Attention: Office of the General Counsel, Hopkinton, MA 01748. Investors and stockholders may obtain a free copy of the solicitation/recommendation statement and such other documents from Iomega by directing requests to Iomega at 10955 Vista Sorrento Parkway, Attention: Corporate Secretary and General Counsel, San Diego, CA 92103.

For additional information, please contact the information agent for the offer.

The Information Agent for the Offer is:

470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms Call: (800) 662-5200
Stockholders Call Toll Free: (800) 607-0088
E-mail: IOM.info@morrowco.com

About EMC

        EMC Corporation (NYSE: EMC) is the world's leading developer and provider of information infrastructure technology and solutions that enable organizations of all sizes to transform the way they compete and create value from their information. Information about EMC's products and services can be found at www.EMC.com.

About Iomega

        Iomega Corporation, headquartered in San Diego, is a worldwide leader in innovative storage and network security solutions for small and mid-sized businesses, consumers and others. Iomega has sold more than 400 million digital storage drives and disks since its inception in 1980. To learn about all of Iomega's digital storage products and managed services solutions, please go to the Web at www.iomega.com. Resellers can visit Iomega at www.iomega.com/ipartner.

Press Contacts

Dave Farmer
EMC Corporation
508-293-7206
farmer_dave@emc.com

Chris Romoser
Iomega
858-314-7148
romoser@iomega.com

        EMC is a registered trademark of EMC Corporation. Iomega is a registered trademark of Iomega Corporation. All other trademarks are the property of their respective owners.

        This release contains "forward-looking statements" as defined under the federal securities laws. These include, without limitation, all references to the date the Offer will be completed. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) any adverse governmental reactions as we seek approvals for the acquisition of Iomega, or business partner reactions to the acquisition; (ii) material adverse changes in general economic or market conditions; (iii) the potential for Iomega's employees to leave their positions as a result of the acquisition; (iv) changes in the business of EMC or Iomega; or (v) other one-time events and other important factors disclosed previously and from time to time in EMC and Iomega's filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.

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  Exhibit (a)(5)(a)